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                                                                    Exhibit 99.1

                                                                [CITIGROUP LOGO]


To:               Senior Management of Citigroup Asset Management

From:             Tom Jones

Date:             November 25, 2003

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As you know, last year Citigroup Asset Management reaffirmed its dedication to maintaining the highest business standards throughout its operations. We undertook a thorough review of our business policies and practices and implemented a wide variety of compliance and control measures. In the course of reviewing documents requested by the SEC, we have recently focused on our entry into the transfer agent business in the period 1997-1999. Regrettably, we can now see that it was not done the way it should have been.

In broad outline, as we currently understand the facts, at the time we decided to enter that business, we concluded an agreement with our proposed sub-contractor providing that the sub-contractor would guarantee certain benefits to CAM or its affiliates. We subsequently agreed to an amendment eliminating those benefits in exchange for arrangements that included a one-time payment. Further, neither the agreement nor the amendment was disclosed to the Boards of CAM's proprietary funds at the time the Boards were considering whether to approve the transfer agent arrangements or subsequently. These errors never should have occurred and we deeply regret that they did.

We have already begun taking a series of aggressive corrective measures. First, we are paying to the funds the $16 million (plus interest) that the company received from the revenue guarantee agreement. In addition, an independent review of our transfer agent fee structure is planned. We will implement new procedures and training to make sure an arrangement like this does not happen again and we are making personnel changes. As we go forward, the review of the facts will continue and we will work with the Fund Boards to consider whether any additional steps may be warranted. We have briefed the SEC, New York State Attorney General and other regulators, and yesterday we learned that the U.S. Attorney is investigating this as well. Of course, the company will cooperate with all governmental authorities.

As the experiences of the past several months have made clear, our obligation to uphold the highest standards of integrity and professionalism has never been more essential. Our most important mission - today and every day - is to assure customers that their assets are safe and secure in our care and that they can trust us to manage them with the utmost integrity.